EXHIBIT 4.18

STRATEGIC COOPERATION AGREEMENT AND MASTER MINERAL PURCHASE AND SALE AGREEMENT

It hereby certified that the private document is concluded and signed under the regulations of Civil Code. We subscribe the private document under the provisions specified in Article 450, 451 and 452 of the Civil Code. This document could be officially recorded in a public instrument with the sole recognition of signatures and rubrics in accordance with the following clauses:

1.

PARTIES:

•

Planta Metalurgica Antay Pacha S.A., with Tax Identity Number XXXXXXX, is domiciled in the Octavio Rubín de Celis Street, Industrial Park Zone, Uyuni City, Bolivia, represented legally by Mr. Ai Lei, with foreigner identity card No. XXXXXXX in merit to the Power number 1236/2015 of December 2, 2015 that is granted by the Public Notary Public of First Class 003 of the judicial district of La Paz, in charge of Dr. Patricia Rivera Sempertegui, hereinafter referred to as PARTY A.

•

Messrs. Gilberto Villca Flores with Identity card No. XXXXXX of mines profession Ing., is domiciled in the Ismael Vásquez Avenue No. 298-A of the city of La Paz,  and Freddy Nicasio Copa Martínez with Identity card No. XXXXXX tourism profession In. Lie, domiciled in the street Colon s / n between Colombia of the city of Uyuni - Potosi., both owners of the "DCH" and "DCH2" which are mining concessions located in Cantón Cocani, Nor Lipez province, Potosi department, held by the Company Minera DCH S.R.L., with Tax Identity Number XXXXXX that is granted through National Taxes, hereinafter referred to as PARTY B.

2.

RECORD:

Both PARTY A and PARTY B have reached an agreement to undertake a commitment to enter into a “Strategic Cooperation Agreement and Master Mineral Purchase and Sale Agreement” based on the laws and regulations in force in the private area and the principles of good faith and mutual benefit.

3.

OBJECT:

The purpose of this agreement is to reconcile a commitment for the signing of a strategic cooperation agreement in which PARTY B accepts the offer of PARTY A to provide technical and operational support so that PARTY B can carry out the mineral mining on the "DCH" and "DCH2" mining areas. In addition, once the mineral is mined, PARTY B is obliged to sell the mineral to PARTY A.

As a legal holder of the "DCH" and "DCH2" mining areas, PARTY B claims to have and/ or commits to obtain all legacy documents necessary and essential for future exploitation of the mining area and the commercialization of the mineral, which consists of:

A.

Environmental License issued by the competent authority;

B.

N.I.M. Current Mining Identification Number;

C.

 Certificate from the custom-house for the transport and commercialization;

D.

Paid patents of the last management;

E.

N.I.T. Tax identification number;

F.

Commercial register;

G.

Other essential documents.

All these documents must be updated, processed and obtained by PARTY B within eight (8) months after the signing of this agreement.

PARTY B should also ensure and guarantee good relations with the corresponding community of the region.

4.

COMMITMENT FOR COOPERATION AND PURCHASE OF MINERAL:

At the time that PARTY B carries out the corresponding and established procedures in clause 3, and subsequent to the signing of this "Strategic Cooperation Agreement and the Master Mineral Purchase and Sale Agreement", PARTY A undertakes to carry out the maintenance and preparation of necessary materials, equipment and machinery within three (3) months after the agreement has been signed.

Once PARTY B concludes the procedures and obtains all the documentation as specified in clause 3 above, including the assurance and maintenance of the pacific relationship with the community and the carry out of the mineral exploitation; PARTY A and B will sign another detailed contract for purchase and sale of the copper mineral obtained from the mining areas of "DCH" and "DCH2".

After this agreement has been signed, PARTY A must commence the reconditioning of the dwellings and/ or build additional housing in the PARTY B camp as necessary; and arrange the machinery, material and personnel for that purpose.

5. NON-COMPLIANCE:

In case of non-performance of any clauses contained in the agreement for reasons of force majeure or fortuitous case, both parties can resolve the issues in an amicable manner.

In the event of a breach of one or more clauses by any parties, or any damage that may be attributable to any of the parties, it shall be obligated to indemnify and compensate the damage caused to the affected party with 1.5% of the total amount of caused damage; and in turn, the affected party will be entitled to take the appropriate legal actions.

6. ACCEPTANCE:

We, Planta Metalurgica Antay Pacha S.A. on the one party and COMPANY: MINERA DCH S.R.L. on the other party declare our full acceptance and compliance with each and every one of the clauses of this agreement that oblige us to its faithful and strict compliance on March 22, 2017.

SIGNATURES

Planta Metalurgica Antay Pacha S.A.

By:	/s/ Ai Lei
Ai Lei Authorized Representative

Minera DCH S.R.L.

By:	/s/ Gilberto Villca Flores
Gilberto Villca Flores

By:	/s/ Freddy Nicasio Copa Martínez
Freddy Nicasio Copa Martínez